Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Independence Realty Trust, Inc.’s (a) Registration Statement on Form S-3 (Registration No. 333-196033) and (b) Registration Statement on Form S-8 (Registration No. 333-191612, effective October 7, 2013) pertaining to the Independence Realty Trust, Inc. Long Term Incentive Plan and the Independence Realty Trust, Inc. Independent Directors Compensation Plan of (i) our report dated October 10, 2014 relating to our audit of the Walnut Hill Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (ii) our report dated December 10, 2014 relating to our audit of the Lenoxplace Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (iii) our report dated December 10, 2014 relating to our audit of the Stonebridge Crossing Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (iv) our report dated December 22, 2014 relating to our audit of the Bennington Pond Statement of Revenue and Certain Expenses for the year ended December 31, 2013, and (v) our report dated December 22, 2014 relating to our audit of the Southeast Portfolio Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Philadelphia, Pennsylvania

December 22, 2014